EXHIBIT A

                            NAMES OF FILING PERSONS
                                      AND
                INFORMATION REQUIRED BY ITEM 2 OF SCHEDULE 13D


Name of Filing            Principal Occupation or
Person                    Employment, Etc.
--------------            -----------------------
Natalie S. Marcus         Private investor

Richard G. Marcus         Vice Chairman of Congoleum Corporation and
                          President and Chief Operating Officer of
                          American Biltrite Inc.

Roger S. Marcus           Chairman, President and Chief Executive
                          Officer of Congoleum Corporation and
                          Chairman and Chief Executive Officer of
                          American Biltrite Inc.

William M. Marcus         Executive Vice President and Treasurer of
                          American Biltrite Inc.

Cynthia S. Marcus         Not employed

Charles E. Heming         Attorney at Wormser, Kiely, Galef & Jacobs
                          LLP, a law partnership located at 711
                          Third Avenue, New York, New York 10017-
                          4014


American Biltrite Inc. is a producer of protective paper, film and pressure sensitive tapes and adhesive products for various applications, and a national supplier, distributer and servicer of fashion jewelry and related accessories and, through Congoleum Corporation, a manufacturer and producer of resilient vinyl flooring. The address of American Biltrite Inc. is 57 River Street, Wellesley Hills, Massachusetts 02181. Congoleum Corporation is a manufacturer of resilient vinyl flooring located at 3705 Quakerbridge Road, Mercerville, New Jersey 08619-0127.

Natalie Marcus is the mother of Roger S. Marcus and Richard G.
Marcus and the aunt of William M. Marcus. William M. Marcus is the husband of Cynthia S. Marcus.